Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact:	Brian Keogh

425/453-9400

ESTERLINE REPORTS 3Q EARNINGS OF $20.5 MILLION,

OR $.68 PER SHARE, ON $382.1 MILLION SALES

BELLEVUE, Wash., August 28, 2008 — Esterline Corporation, (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2008 third quarter (ended August 1) net earnings of $20.5 million, or $.68 per diluted share. Year-ago net earnings were $38.8 million, or $1.49 per diluted share, including $23.0 million after tax, or $.88 per diluted share, from an insurance recovery. Sales in the third quarter of 2008 were $382.1 million compared with $326.4 million a year ago.

Previously, the company estimated third quarter earnings would be $.55 to $.60 per share, reflecting postponed research and development assistance discussions with the Canadian government.

Robert W. Cremin, Esterline CEO, said, “…third quarter results were stronger than we expected, principally due to strong performance from our European operations during the month of July.” Cremin also said that sales of spare parts and other aftermarket activity remained robust in both commercial aerospace and defense markets.

Cremin advised that the company was increasing its full-year (ended October 31) earnings guidance range to $3.50 to $3.60 per share, up from the previous guidance range of $3.45 to $3.55. Regarding the discussions in Canada, Cremin said, “…although we are optimistic, we have excluded any results of those talks from our full-year earnings estimate.” Formal talks are expected to resume in September.

Overall research, development and engineering (R&D) expense in the third quarter was $22.4 million, or 5.9% of sales. Cremin noted that R&D spending as a percent of sales was down in the quarter “…from the 7% peak level in the prior quarter, reflecting Esterline’s residual efforts on several major development programs, including the Boeing 787 and Airbus A400M.”

-more-

Page 2 of 4 — Esterline Reports Third Quarter Earnings

He said that Esterline’s R&D will “…trend down somewhat on a percent of sales basis as we move forward.” He emphasized that “…investment in new product development remains essential to our delivering the value our customers have come to expect.”

Backlog at the end of the third quarter was $1.06 billion compared with $977.9 million at the end of the prior-year period. Orders in the quarter increased to $380.4 million from $349.8 million a year ago.

Year-to-date net earnings were $76.7 million, or $2.56 per diluted share. For the first nine months of fiscal 2007, comparable earnings were $71.4 million, or $2.74 per diluted share, including $26.1 million after tax, or $1.00 per share, from an insurance recovery. Sales for the first nine months of 2008 were $1.13 billion compared with $895.9 million a year ago. The effective tax rate in the first nine months reflects $5.9 million in discrete tax benefits.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 3 of 4 — Esterline Reports Third Quarter Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended		Nine months ended
	Aug 1, 2008	Jul 27, 2007	Aug 1, 2008	Jul 27, 2007
Segment Sales
Avionics & Controls	$147,925	$123,410	$438,008	$310,379
Sensors & Systems	121,927	95,520	343,825	276,684
Advanced Materials	112,218	107,446	346,621	308,837

Net Sales	382,070	326,376	1,128,454	895,900
Cost of Sales	262,668	226,734	762,421	622,827

	119,402	99,642	366,033	273,073
Expenses
Selling, general and administrative	63,183	55,461	184,804	148,237
Research, development and engineering	22,396	16,952	71,328	49,585

Total Expenses	85,579	72,413	256,132	197,822
Other
Other expense	—	7	86	24
Insurance recovery	—	(32,857)	—	(37,314)

Total Other	—	(32,850)	86	(37,290)

Operating Earnings	33,823	60,079	109,815	112,541
Interest income	(1,125)	(821)	(3,512)	(2,110)
Interest expense	7,339	10,790	22,517	25,042
Gain on derivative financial instrument	—	—	(1,850)	—

Other Expense, Net	6,214	9,969	17,155	22,932

Income Before Income Taxes	27,609	50,110	92,660	89,609
Income Tax Expense	7,091	11,217	15,780	18,096

Income Before Minority Interest	20,518	38,893	76,880	71,513
Minority Interest	(36)	(58)	(229)	(117)

Net Earnings	$20,482	$38,835	$76,651	$71,396

Earnings Per Share:
Basic	$.69	$1.51	$2.60	$2.79
Diluted	$.68	$1.49	$2.56	$2.74
Weighted Average Number of Shares Outstanding—Basic	29,575	25,691	29,466	25,604
Weighted Average Number of Shares Outstanding—Diluted	29,994	26,139	29,894	26,022

Page 4 of 4 — Esterline Reports Third Quarter Earnings

Consolidated Balance Sheet (unaudited)

In thousands

	Aug 1, 2008	July 27, 2007
Assets
Current Assets
Cash and cash equivalents	$162,552	$83,682
Accounts receivable, net	249,083	223,157
Inventories	298,461	251,612
Income tax refundable	6,495	15,601
Deferred income tax benefits	31,907	36,893
Prepaid expenses	15,774	14,056

Total Current Assets	764,272	625,001
Property, Plant and Equipment, Net	215,909	214,550
Other Non-Current Assets
Goodwill	651,381	604,230
Intangibles, net	339,146	371,080
Debt issuance costs, net	7,957	10,691
Deferred income tax benefits	46,041	16,547
Other assets	25,715	31,372

	$2,050,421	$1,873,471

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,763	$83,468
Accrued liabilities	181,583	164,571
Credit facilities	8,550	28,622
Current maturities of long-term debt	8,649	10,245
Federal and foreign income taxes	14,173	7,973

Total Current Liabilities	301,718	294,879
Long-Term Liabilities
Long-term debt, net of current maturities	390,221	555,385
Deferred income taxes	118,307	120,991
Other liabilities	54,051	42,956
Commitments and Contingencies	—	—
Minority Interest	2,643	2,932
Shareholders’ Equity	1,183,481	856,328

	$2,050,421	$1,873,471